Exhibit 99.1

                             SUBSCRIPTION AGREEMENT

The  undersigned   _______________________________   ("Buyer")   subscribes  for
_________ Shares of Common Stock of Fellazo Corp. (the "Company"), at US $0.01 per share. The total subscription amount is US$_________. Please make checks payable to: FELLAZO CORP. (ALL FUNDS MUST BE DENOMINATED IN UNITED STATES CURRENCY).

Buyer confirms subscription and purchase of said shares and hereby agrees to pay the subscription price for these shares.

REPRESENTATIONS, WARRANTS AND COVENANTS.

Buyer hereby represents warrants, covenants and agrees as follows:

     * Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

     * Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer's sole discretion and judgment.

     * Buyer understands that his or her investment in the Shares is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment. Buyer is able to bear the economic risks of an investment in the Offering and at the present time can afford a complete loss of such investment.

     * The Shares are being purchased solely for Buyer's own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer's Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.
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IN WITNESS WHEREOF, this Subscription  Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Executed this ___ day of______, 2015.


Full Name of Buyer
                                           -------------------------------------

SIGNATURE OF BUYER
                                           -------------------------------------

Address of Buyer
                                           -------------------------------------

                                           -------------------------------------
Email Address of Buyer
                                           -------------------------------------


                   Investor subscription accepted this __ day of ________, 20__.


                                    By:
                                       -----------------------------------------
                                    Name, surname and signature of the investor.

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